Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Jani Bergan
(415) 543-3470 x201	(415) 946-1064

MEDIVATION PROVIDES CLINICAL DEVELOPMENT UPDATE

FOR ITS THREE PROGRAMS

—Conference Call Scheduled for 1:00 P.M. EST Today—

SAN FRANCISCO (November 15, 2006) – Medivation, Inc. (AMEX: MDV) today announced updated clinical development plans and milestones for its three programs in Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer.

Dimebon™ for Alzheimer’s and Huntington’s Diseases

“Given the safety and significant efficacy data generated in our recently completed Phase 2 trial in Alzheimer’s disease, we believe that aggressive development of Dimebon is clearly merited,” said David Hung, M.D., president and chief executive officer of Medivation. “We, therefore, are pleased to announce a comprehensive clinical development program that we believe puts us on-track to apply for marketing approval in Alzheimer’s disease in 2010. In addition, if the results of our ongoing Phase 1-2a clinical trial of Dimebon in Huntington’s disease are positive, we intend to proceed with further development in that indication as well, with a goal of submitting a marketing application in 2009.”

To support these target submission dates, Medivation intends to conduct global Phase 3 development programs in Alzheimer’s disease and Huntington’s disease beginning in 2008. For 2007, Dimebon development will focus on completing efficacy studies in both Alzheimer’s and Huntington’s diseases, and preparing for global Phase 3 studies. Key Dimebon development activities in 2007 include:

•	Completing Alzheimer’s disease one-year Phase 2 efficacy trial (Russia);

•	Conducting Phase 1 clinical trial (U.S.);

•	Conducting Alzheimer’s disease Phase 2 dose finding clinical trial (U.S.);

•	Completing Huntington’s disease Phase 1-2a clinical trial (U.S.); and

•	Manufacturing Dimebon for use in global Phase 3 clinical trials.

“Because of Dimebon’s long history of commercial use in Russia, we had the unusual opportunity to proceed directly to a large efficacy study with the same duration of treatment and clinical endpoints used by the U.S. Food and Drug Administration (FDA) to approve drugs for mild to moderate Alzheimer’s disease,” explained Lynn Seely, M.D., chief medical officer of Medivation. “Taking this approach provided us with risk-reducing data on the safety and efficacy of Dimebon in Alzheimer’s patients sooner than would have been possible under a more traditional drug development pathway. Moving forward, we will complete standard regulatory requirements before starting Phase 3 in Alzheimer’s disease. This work will also support proceeding directly to Phase 3 trials for Huntington’s disease assuming favorable results in our Phase 1-2a clinical trial.”

MDV3100 for Hormone-Refractory Prostate Cancer

Medivation also reaffirmed its guidance that it expects to begin a U.S. Phase 1-2a trial of its proprietary small molecule MDV3100 in patients with hormone-refractory prostate cancer in the first half of 2007. Study results from a subset of patients in the Phase 1-2a study are expected in the second half of 2007. If MDV3100 is well tolerated and inhibits serum prostate-specific antigen levels in this study, Medivation expects to proceed directly to Phase 3 clinical trials in hormone-refractory prostate cancer.

Teleconference/Webcast Details

The Company is hosting a conference call and webcast to discuss its clinical development plans today at 1:00 p.m. EST. To participate in the live call by telephone, please dial 800-497-0451 from the U.S. or 706-758-3306 internationally. The conference ID is 1678449. Individuals interested in listening to the live call via webcast may do so by visiting www.medivation.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

A telephone replay will be available beginning approximately two hours after the completion of the call through November 22 by dialing 800-642-1687 from the U.S. or 706-645-9291 internationally. The replay passcode is 1678449. A replay of the webcast will be available on the company’s website for 30 days.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, including statements regarding anticipated clinical and regulatory milestone events and timelines, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates have been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, that Medivation has not received regulatory approval to begin any of the clinical studies described in this press release other than the ongoing Phase 2 twelve-month efficacy study in Alzheimer’s disease and Part A of the ongoing Phase 1-2a clinical trial in Huntington’s disease and cannot assure you that it will receive such approvals, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, include more information about factors that could affect the Company’s financial and operating results.

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